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                                                                    EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except per share data)


                                                                                                         Nine Months
                                                              Year Ended December 31,                Ended September 30,
                                                        1997           1998           1999           1999           2000
                                                     ----------     ----------     ----------     ----------     ----------
                                                                                                         (Unaudited)
                                                                                                  -------------------------
Basic:
    Average shares outstanding .................         27,720         28,629         25,728         25,270         28,193
    Net income (loss) ..........................     $    1,787     $    1,734     $    8,938     $    5,050     $  (11,496)
                                                     ----------     ----------     ----------     ----------     ----------
    Earnings (loss) per share - basic ..........     $      .06     $      .06     $      .35     $      .20     $     (.41)
                                                     ==========     ==========     ==========     ==========     ==========
Diluted:
    Average shares outstanding .................         27,720         28,629         25,728         25,270         28,192
    Net effect of dilutive stock options,
        based on the treasury stock method .....             --             --             --             --             --
                                                     ----------     ----------     ----------     ----------     ----------
    Total ......................................         27,720         28,629         25,728         25,270         28,193
    Net income (loss) ..........................     $    1,788     $    1,734     $    8,938     $    5,050     $  (11,496)
                                                     ----------     ----------     ----------     ----------     ----------
    Earnings (loss) per share - diluted ........     $      .06     $      .06     $      .35     $      .20     $     (.41)
                                                     ==========     ==========     ==========     ==========     ==========